Capital Alliance Income Trust Omits 1st Quarter Dividend, Announces Stock Repurchase Authorization and Reaffirms 2008 Earnings Guidance

SAN FRANCISCO, CA -- 04/10/2008 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty lender organized as a real estate investment trust ("REIT"), announced the Board of Directors' decision to omit the first quarter dividend and to authorize a common stock repurchase program. The repurchase authorization is effective immediately, covers up to 4.9% of the outstanding common shares and is valid until February 28, 2009.

2008 Earnings Guidance

The Company also reaffirmed its earnings guidance for the twelve months ending December 31, 2008. Gregory Bronshvag, CAIT's Vice President of Operations, noted that, "Our transition to self management is complete and we are focused on returning to profitability. Even though it appears that the economy has entered a recession, there are opportunities for investors who can discern perceived risk from actual risk. During 2008, we will actively seek out these 'risks' and judiciously invest in REIT compliant assets."

As of December 31, 2007, the Company reported a common share book value of $7.70 per share. As of April 9, 2008, the common shares closed at $2.90. At the current share price, common share repurchases will be accretive to shareholder value.

During the first quarter of 2008, CAIT sold a residential home that provided net cash proceeds of approximately $1,820,000 and an accounting gain of approximately $50,000. As of March 31, 2008, the Company had approximately $3,800,000 of cash and marketable securities. The Company expects to report net income of approximately $0.02 per share, basic and diluted, for the three months ended March 31, 2008.

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, CAIT was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for CAIT's mortgage investment portfolio. Due to the suspension of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are currently part of CAIT's core portfolio. CAIT is examining strategic changes to its existing business model and investment policies to enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust Ltd., San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
415-288-9595
IR@caitreit.com
www.caitreit.com